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                                                                    Exhibit 12.1
                                                                    ------------
                               D.R. HORTON, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                         For the fiscal years                       For the six months
                                                         ended September 30,                         ended March 31,
                                        -------------------------------------------------------   ----------------------
                                             1996       1997       1998       1999       2000          2000       2001
                                        -------------------------------------------------------   ----------------------
                                                                   ($=s in thousands)
Consolidated pretax income from
 continuing operations................     $ 89,814   $108,550   $159,099   $263,826   $309,224      $132,204   $158,890

Amortization of capitalized interest..       25,670     29,323     47,995     58,153     69,566        28,593     36,712

Interest expensed.....................       10,006     11,707     17,453     18,565     18,680         8,942      8,177

             Earnings.................     $125,490   $149,580   $224,547   $340,544   $397,470      $169,739   $203,779

Interest incurred.....................     $ 39,807   $ 51,978   $ 71,649   $ 83,090   $112,813      $ 51,158   $ 64,376

             Fixed charges............     $ 39,807   $ 51,978   $ 71,649   $ 83,090   $112,813      $ 51,158   $ 64,376

Ratio of earnings to fixed charges....         3.15       2.88       3.13       4.10       3.52          3.32       3.17
                                         =======================================================   ======================
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